SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]            Preliminary Proxy Statement
[  ]            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]            Definitive Proxy Statement
[  ]            Definitive Additional Materials
[X]            Soliciting Material under Rule 14a-12

OWENS REALTY MORTGAGE, INC.
(Name of Registrant as Specified in its Charter)

Financial Institution Partners III, LP
Hovde Capital Ltd.
Eric D. Hovde
Hovde Capital Advisors LLC
Opal Capital Partners, LP
Opal Advisors, LLC
P. James Hua
Steven D. Hovde
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]            No fee required.

[  ]            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]            Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4.	Date Filed:

Financial Institutions Partners III LP / Owens Realty Mortgage, Inc.

A copy of a letter to shareholders is filed herewith.

Important Information

This filing is not a solicitation of a proxy from any security holder of Owens Realty Mortgage, Inc.  On January 12, 2018, Hovde Capital Advisors LLC, together with its affiliates (the “Group”), officially submitted two nominees, Steven Hovde and James Hua, to stand for election to the Board of Directors (the “Board”) of Owens Realty Mortgage, Inc. (the “Company”) during the Company’s upcoming Annual Meeting.  The participants in the solicitation are: Financial Institution Partners III, LP, Hovde Capital Ltd., Eric D. Hovde, Hovde Capital Advisors LLC, Opal Capital Partners, LP, Opal Advisors, LLC, P. James Hua, Steven D. Hovde.  The interests that the participants have in the solicitation are as a result of their holding shares of the Company.  The Group plans to send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the nominees to the Board.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed with the Securities and Exchange Commission (“SEC”) by the Group at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by the Group may also be obtained free of charge from the Group, upon request.